Exhibit 4.6

OFFICERS' CERTIFICATE OF COX COMMUNICATIONS, INC. Pursuant to Sections 2.03 and 2,05 of the Indenture Pursuant to Sections 2.03 and 2.05 of the Indenture, dated as of June 27, 1995, between Cox Communications, Inc. (the "Company") and The Bank of New York, as trustee (the "Trustee"), relating to w'mal $200,000,000 in aggregate principal amount of the Company's 6.40% Notes Due 2008 (the "Notes") and $200,000,000 in aggregate principal amount of the Company's 6.80% Debentures Due 2028 (the "Debentures"), we, James 0. Robbins and Jimmy W. Hayes, as the Chief Executive Officer and Senior Vice President, Finance, respectively, of the Company, on behalf of the Company, certify as follows: änk 1. We incorporated the terms of the Notes and the Debentures, specimen certificates of which are attached hereto as Exhibit A and Exhibit B, respectively, by reference in this Officers' Certificate. 2. We have read the provisions of the Indenture (including Sections 2.03 and 2.05) and have reviewed all conditions precedent to the authentication and delivery of the Notes and the Debentures as set forth in the Indenture, the terms of which are incorporated by reference in this Officers Certificate. AIL 3. We have reviewed the resolutions of the Company, including the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company authorizing such actions (which are attached hereto as Exhibit C and Exhibit D, respectively), and certain other documents, and have made such independent investigation as we deemed necessary to enable us to express an informed opinion as to whether or not such conditions precedent have been complied with.

4. In our opinion, all such conditions precedent have been complied with. Dated as of July 27, 1958. COX IONS, INC. by mes 0. Robbins Let Executive officer 'W44 J1 1.1/44Si W. Haye Se or Vice President, aisc\ ce •Th CP v Nt\ v sbe #